                                                             EXHIBIT 5
                                                             ---------


                                ESCROW AGREEMENT
                                ================

               THIS ESCROW AGREEMENT, ("Agreement") is made and entered into as of the 27th day of January, 1995, among CHARTER MEDICAL CORPORATION, a Delaware corporation ("Charter"), GLEACHER & CO. INC. and E. BYRON HENSLEY, JR., acting jointly as representatives (collectively, the "Representative") of all of the stockholders of MAGELLAN HEALTH SERVICES, INC., a Delaware corporation ("Magellan"), (collectively, the "Stockholders"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association, as escrow agent (the "Escrow Agent").


                                    RECITALS:
                                    ========
               A. Charter, Magellan and Charter Acquisition Subsidiary, Inc. ("Merger Sub") have entered into an Agreement of Merger, dated as of December 19, 1994 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Magellan;

               B. Pursuant to the terms of the Merger Agreement, and as a condition to Charter's obligations under the Merger Agreement, the Stockholders have agreed to provide certain indemnification rights to Charter; and

               C. In order to provide such indemnification rights, Charter, the Stockholders and the Representatives have entered into an Indemnification Agreement dated the date hereof the "Indemnification Agreement"); and

               D. Pursuant to Section 5 of the Indemnification Agreement the parties have agreed to enter into this Agreement; and

               E. Escrow Agent is willing to act as escrow agent under this Agreement; and

               F. In consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

               1.   Definitions.  Charter, the Representative, the
                    ===========
     Stockholders and the Escrow Agent are each referred to herein as a "Party" and collectively as the "Parties." Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Indemnification Agreement and the Merger Agreement.

               2.   Establishment of Escrow Fund.  Simultaneously with the
                    ============================
     execution of this Agreement, the Exchange Agent has delivered to Escrow Agent 139,898 shares of Charter Common Stock (the "Escrow Shares"). Exhibit A attached to this Agreement lists the name of each Stockholder depositing shares of Charter Common

     Stock with the Escrow Agent and the number of shares deposited by each. The Exchange Agent will provide stock powers duly executed in blank by the respective Stockholders to the Escrow Agent. The Escrow Shares shall be held by Escrow Agent in trust subject to the terms and conditions hereinafter set forth. If the Escrow Agent should receive any cash or other property with respect to the Escrow Shares, the Escrow Agent shall invest and reinvest the such cash and the income therefrom in any money market fund substantially all of which is invested in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America, including any such money market fund managed by Escrow Agent or any of its affiliates and shall hold such other property in trust subject to the terms and conditions hereinafter set forth.

               3.   Claims Against the Escrow Fund.  The Escrow Shares
                    ==============================
     shall secure the obligations of the Stockholders to the Indemnified Parties pursuant to Paragraph 2 of the Indemnification Agreement and in accordance with the terms of this Agreement. In the event that a claim for indemnity results from the final determination of a settlement or judgment, as contemplated by paragraph 2(c)(ii) of the Indemnification Agreement, Charter and the Representative shall send the Escrow Agent notice of such fact in a writing signed by both Charter and the Representative. Such notice shall state the name of the Indemnified Party, the amount of the indemnity to which the Indemnified Party is entitled, the names of the Stockholders from whom indemnity is sought and the number of shares of Charter Common Stock that each such Stockholder would be required to transfer to the Indemnified Party to satisfy its proportionate share of such claim for indemnity. Pursuant to the Indemnification Agreement, each such Stockholder shall have five business days from the date of such notice to deliver to the Indemnified Party an amount of cash in immediately available funds, or shares of Charter Common Stock (including, without limitation, the Escrow Shares) in an amount or having a value, in the case of shares of Charter Common Stock, sufficient to satisfy its pro rata share of such claim. If after such fifth business day Charter advises the Escrow Agent that any such Stockholder has not satisfied its pro rata share of such indemnity claim, the Escrow Agent shall promptly deliver to Charter such number of Escrow Shares sufficient to satisfy such Stockholder's pro rata share of such claim for indemnity, together with the stock powers executed by such Stockholder.

               In the event that Charter shall claim a right to payment pursuant to Section 2(c)(iii) of the Indemnification Agreement, Charter shall send written notice of such claim to the Escrow Agent and the Representative. As promptly as possible after Charter has given such notice, Charter and the Representative shall establish the merit and accuracy of such claim in accordance with the terms of the Indemnification Agreement and, upon final determination of the merits of such





















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




     claim, shall notify the Escrow Agent and the Stockholders from whom indemnity is sought (either by means of a certified copy of the judgment, a certified copy of the arbitration decision, or a written instrument executed by Charter and the Representative) of the terms of such determination (such notice is hereinafter referred to as a "Claims Notice"). After such Claims Notice has been delivered to the Escrow Agent, pursuant to the Indemnification Agreement, each such Stockholder shall, within five business days after receipt of a Claims Notice, deliver to the Indemnified Party an amount of cash in immediately available funds, or shares of Charter Common Stock having a value sufficient to satisfy its pro rata share of such claim. If after such fifth business day, Charter advises the Escrow Agent that any such Stockholder has not satisfied its pro rata share of such indemnity claim, the Escrow Agent shall promptly deliver to Charter such number of the Escrow Shares sufficient to satisfy such Stockholder's pro rata share of such claim for indemnity, together with the stock powers executed by such Stockholder.

               For purposes of this paragraph, each Escrow Share shall be valued at $23.00.

               4.   Termination of Escrow Fund.  The escrow provided for
                    ==========================
     hereunder shall terminate completely upon the later of the following dates: the earlier of (i) January 27, 1996 and (ii) the date of the first audit of financial statements containing combined operations of Charter and Magellan.

               5.   Payment Upon Termination.  Upon termination of the
                    ========================
     escrow, the Escrow Agent shall pay over to the Representative the balance, if any, of the Escrow Shares and any cash or other property then held by the Escrow Agent, for disbursement by the Representative to the Stockholders in accordance with their respective interests as set forth on Exhibit A to this Indemnification Agreement.

               6.   Escrow Agent.
                    ============
               a.   Duties.  Escrow Agent shall have no liability or
                    ======
     obligation with respect to the Escrow Fund except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Fund in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.

     Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, this Escrow Agreement or the Indemnification Agreement, or to appear in, prosecute or defend any such legal action or proceedings. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Charter and the Stockholders, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

               b.   Indemnification.  From and at all times after the date
                    ===============
     of this Escrow Agreement, Charter and the Stockholders, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have
                    ========  =======
     the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Charter and the Stockholders in writing, and Charter and the Stockholders shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (a) Charter and the Stockholders agree to pay such fees and expenses, or (b) Charter or the Stockholders shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, or (c) the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and Charter or the Stockholder, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Charter or the Stockholders. All such fees and expenses payable by Charter or the Stockholder pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Charter and the Stockholders, jointly and severally, upon demand by such Indemnified Party. The obligations of Charter and the Stockholders under this Paragraph b. shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

               The parties agree that neither the payment by Charter or the Stockholders of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Fund in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Charter and the Stockholders, the respective rights and obligations of the Stockholders, on the one hand, and Charter, on the other hand, under the Indemnification Agreement.

               c.   Disputes.  If, at any time, there shall exist any
                    ========
     dispute between Charter, the Stockholders or the Representative with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Fund or Escrow Agent's proper actions with respect to its obligations hereunder, or if the Representative has not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Paragraph d hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both or the following actions:

                   (i) suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided, however, that
                                                    ========  =======
               Escrow Agent shall continue to invest the Escrow Funds in accordance with Section 2 hereof; and/or
                               =========

                  (ii) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Charlotte, North Carolina, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all funds and Escrow Shares held by it in the Escrow Fund for holding and disposition in accordance with the instructions of such court.

               Escrow Agent shall have no liability to Charter, the Stockholders or the Representative or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of Escrow Agent.

               d.   Resignation of Escrow Agent.  Escrow Agent may resign
                    ===========================
     from the performance of its duties hereunder at any time by giving ten
     (10) days' prior written notice to Charter and the Representative or may be removed, with or without cause, by Charter and the Representative, acting jointly, at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein. Upon any such notice of resignation or removal, Charter and the Representative jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

               e.   Receipt.  By its execution and delivery of this
                    =======
     Agreement, Escrow Agent acknowledges receipt of the Escrow Shares.

               f.   Fees.  Charter shall compensate Escrow Agent for its
                    ====
     services hereunder in accordance with Schedule I attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this paragraph f. shall be payable upon demand by Escrow Agent. The obligations of Charter



















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




     under this paragraph f. shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

               If Charter has not paid the amount of any compensation or reimbursement for out-of-pocket expenses demanded by Escrow Agent within a reasonable time following such demand, Escrow Agent is authorized to, and may, disburse to itself from any cash contained in the Escrow Fund, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to paragraph b hereof). Escrow Agent shall notify Charter and the Representative of any disbursement from the Escrow Fund to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder. Charter, the Stockholders and the Representative hereby grant to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Fund and all funds or other property therein to secure all obligations hereunder to Escrow Agent and the Indemnified Parties, and Escrow Agent and Indemnified Parties shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to paragraph b hereof) against the cash on deposit in the Escrow Fund, if Charter shall not have paid the amount of such compensation or reimbursement within a reasonable time following Escrow Agent's demand therefor. If for any reason funds in the Escrow Fund are insufficient to cover such compensation and reimbursement, Charter shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

               7.   Notices.  All notices, communications and deliveries
                    =======
     required or permitted by this Agreement shall be made in writing signed by the Party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made, and shall be deemed given or made (i) on the date delivered if delivered by telecopy or in person, (ii) on the third business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

               To Charter:

                    Charter Medical Corporation
                    3414 Peachtree Road NE
                    Suite 1400
                    Atlanta, Georgia  31326
                    Attn:  Steve J. Davis, General Counsel
                    Telecopy No.:  (404) 814-5795
               with a copy to:

                    King & Spalding
                    191 Peachtree Street
                    Atlanta, Georgia  30309
                    Attn:  Mr. Robert W. Miller
                    Telecopy No.:  (404)  572-5144

               To Stockholders and Representative:

                    Gleacher & Co.
                    667 Madison Avenue
                    4th Floor
                    New York, New York  10021
                    Attn:  Mr. Emil Henry
                    Telecopy No.:  (212) 752-2711

                    Mr. E. Byron Hensley, Jr.
                    1 Mason Road
                    Brookline, MA  02146

               with a copy to:

                    Weil Gotshal & Manges
                    767 Fifth Avenue
                    New York, New York  10153
                    Attn:  Mr. David E. Zeltner
                    Telecopy No. (212) 310-8007

                    and

                    Sullivan & Worcester
                    One Post Office Square
                    Boston, MA  02109
                    Attn:  Mr. Richard E. Teller
                    Telecopy No. (617) 338-2880

               To Escrow Agent:

                    First Union National Bank of
                     North Carolina, as Escrow Agent
                    Corporate Trust Department
                    230 South Tryon Street, 8th Floor
                    Charlotte, North Carolina 28288-1179
                    Attn.: Karen Atkinson
                    Telecopy No.: (704) 383-7316

     or to such other representative or at such other address of a Party as such Party hereto may furnish to the other Parties in writing. If notice is given pursuant to this Section 7 of any assignment to a permitted successor or assign of a Party hereto, the notice shall be given as set forth above to such successor or assign of such Party.




















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




               8.   Time of the Essence; Computation of Time.  Time is of
                    ========================================
     the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Atlanta, Georgia, Boston, Massachusetts, Charlotte, North Carolina or New York, New York are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

               9.   Successors in Interest.  This Agreement shall be
                    ======================
     binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a Party shall also be a reference to a permitted successor or assign.

               10.  Number; Gender.  Whenever the context so requires, the
                    ==============
     singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

               11.  Captions.  The titles and captions contained in this
                    ========
     Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

               12.  Amendments.  To the extent permitted by law, this
                    ==========
     Agreement may be amended by a subsequent writing signed by all of the Parties.

               13.  Controlling Law; Integration; Waiver.  This Agreement
                    ====================================
     shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to the conflicts of law principles thereof. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the Parties to this Agreement. The failure of any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right to enforce the same. No waiver by any Party of any conditions, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach of any other term, provision, warranty, representation, agreement or covenant contained in this Agreement, the Indemnification Agreement or the Merger Agreement.

               14.  No Limitation.  The Parties agree that the rights and
                    =============
     remedies of any Party under this Agreement shall not operate















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




     to limit any other rights and remedies otherwise available to any Party under the Indemnification Agreement or the Merger Agreement.

               15.  Additional Actions and Documents.  Each of the Parties
                    ================================
     agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

               16.  Severability.  Any provision of this Agreement which is
                    ============
     prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

               17.  Pooling of Interest.  If any provision of this
                    ===================
     Agreement or the application of any such provision to any person or circumstance shall preclude the use of "pooling of interest" accounting treatment in connection with the Merger, then such provision shall be of no force and effect to the extent, and solely to the extent, necessary to preserve such accounting treatment for the Merger, and in that event, the remainder of this Agreement shall not be affected, and in lieu of such provision there shall be added as part of this Agreement a provision as similar in terms as may be possible for the Merger to be treated as a "pooling of interests" for accounting purposes.

               18.  Jurisdiction and Venue.  In the event that any party
                    ======================
     hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court of the Western District of North Carolina shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the Superior Court Division of the General Court of Justice of Mecklenburg County, North Carolina shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

               19.  Purchase of Securities.  The Escrow Agent and any
                    ======================
     stockholder, director, officer or employee of the Escrow Agent


















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




     may buy, sell, and deal in any of the securities of Charter and become pecuniarily interested in any transaction in which Charter may be interested, and contract and lend money to Charter and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Charter or for any other entity.


































































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               IN WITNESS WHEREOF, the Parties hereto have caused this
     Agreement to be executed as of the date first above written.



                              GLEACHER & CO. INC.
                              as Representative


                              By: /s/ Emil W. Henry, Jr.
                                 ------------------------------------
                                 Name: Emil W. Henry, Jr.
                                 Title: Managing Director


                              /s/ E. Byron Hensley, Jr.
                              ------------------------------
                              E. Byron Hensley, Jr.,
                              as Representative





                              CHARTER MEDICAL CORPORATION



                              By:  /s/ Michael Catalano
                                   ----------------------------------
                                   Name: Michael Catalano
                                   Title: Vice President Planning
                                          and Development


                              FIRST UNION NATIONAL BANK OF
                                NORTH CAROLINA, as Escrow Agent



                              By:   /s/ Karen E. Atkinson
                                   -----------------------------------
                                   Name: Karen E. Atkinson
                                   Title: Asssistant Vice President